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                                  EXHIBIT 11.1
                      REXON INCORPORATED AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
               Fiscal Periods Ended July 2, 1995 and July 3, 1994
                                  (Unaudited)
                     (in thousands, except per share data)


                                                                 Quarter Ended               Nine Months Ended
                                                                 -------------               -----------------
                                                              July 2,       July 3,        July 2,       July 3,
                                                               1995          1994           1995          1994
                                                               ----          ----           ----          ----
Income (loss) from continuing operations                     ($11,399)        $ 96         ($9,813)      ($590)
Preferred Stock dividends                                          60           60             180         145
Income (loss) from continuing operations
     attributable to common stock
                                                             --------       ------        --------      ------
     used to compute earnings per share                       (11,459)          36          (9,993)       (735)
                                                             --------       ------        --------      ------

Income (loss) on discontinued business                           (866)         124          (1,398)        848

Loss on disposal of discontinued business                     (16,141)           0         (16,141)          0
                                                             --------       ------        --------      ------

Income (loss) on discontinued business
     attributable to common stock used
      to compute earnings per share                           (17,007)         124         (17,539)        848
                                                             --------       ------        --------      ------

Income (loss) attributable
     to common stock used to compute
     earnings per share                                      ($28,466)        $160        ($27,532)       $113
                                                             ========       ======        ========      ======

Weighted average number of
 Common shares outstanding                                     10,361        9,950          10,268       9,765

Dilutive effect of stock options
     and warrants after application of
     treasury stock method                                        -0-          585             -0-         585
                                                             --------       ------        --------      ------

Average number of common stock
     common stock equivalents outstanding                      10,361       10,535          10,268      10,350
                                                             ========       ======        ========      ======

Net income (loss) per share
     attributable to Common shares
     outstanding:
         Continuing operations                                 ($1.11)        $.01           ($.97)     ($0.07)
         Discontinued operations                                (1.64)         .01          ( 1.71)       0.08
                                                             --------       ------        --------      ------
Net income (loss) per share                                    ($2.75)        $.02          ($2.68)      $0.01
                                                             ========       ======        ========      ======





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